EXHIBIT 21.01

SEMPRA ENERGY
Schedule of Significant Subsidiaries at December 31, 2004

                                         State of Incorporation
Subsidiary                               or Other Jurisdiction
----------                               ----------------------

Chilquinta Energia, S.A.                     Chile

Luz del Sur, S.A.A.                          Peru

San Diego Gas & Electric Company             California

Sempra Energy Financial                      California

Sempra Energy Global Enterprises             California

Sempra Energy International                  California

Sempra Energy Resources                      California

Sempra Energy Trading Corp.                  Delaware

Sempra Metals Group Limited                  United Kingdom

Sodigas Pampeana S.A.                        Argentina

Sodigas Sur S.A.                             Argentina

Southern California Gas Company              California